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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


             Date of Report (Date of earliest event reported):
                    January 3, 1996 (December 15, 1995)

                         TIAA REAL ESTATE ACCOUNT
          (Exact name of registrant as specified in its charter)


New York                     33-92990              Not Applicable
(State or other        (Commission File No.)       (IRS Employer
Jurisdiction of                                    Identification No.)
incorporation)

      c/o Teachers Insurance and Annuity
      Association of America
      730 Third Avenue
      New York, New York                                 10017-3206
      (Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code (212) 490-9000

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ITEM 5.  OTHER EVENTS.

      The TIAA Real Estate Account has recently purchased several properties for its portfolio. The properties are described below.

MULTI-FAMILY RESIDENTIAL COMPLEXES

Brixworth Apartments -- Atlanta, Georgia

      On December 28, 1995, the Real Estate Account purchased the fee interest (i.e., ownership of underlying land and all buildings and other improvements on the land) in Brixworth
Apartments, a first class garden apartment complex located in Atlanta, Georgia, for a purchase price of approximately $15.6 million. The property is not subject to a mortgage.

      Brixworth Apartments was built in 1989 and is located on approximately 10.8 acres of land. The complex contains 271 one- and two- bedroom apartment units in 11 three story buildings, with each unit containing such amenities as a washer and dryer and a patio or balcony. Building exteriors are brick and wood. There are 420 parking spaces in the complex. Residents have use of an on-site clubhouse, which includes a fitness center and swimming pool. Brixworth Apartments is currently 97% occupied, and according to the Seller, has experienced between 93% and 97% occupancy over the prior five year period. Average monthly rents are $699 per unit. Rents are comparable with competitive communities and are not subject to rent regulation. The Account will be responsible for the expenses of operating the property.

      Brixworth Apartments is located in northeast Atlanta in DeKalb County, near several shopping facilities and employment centers. Atlanta has experienced positive population and employment growth over the last 15 years and serves as the financial and administrative center for the southeastern United States.

The Greens at MetroWest Apartments -- Orlando, Florida

      On December 15, 1995, the Real Estate Account purchased the fee interest in The Greens at MetroWest, a luxury garden apartment complex located in Orlando, Florida, for a purchase price of approximately $12.5 million. The property is not subject to a mortgage.

      The Greens at MetroWest Apartments was built in 1990, and is located on approximately 16.7 acres of land. The complex consists of 200 one- and two- bedroom units in 27 two story buildings, with each unit containing such amenities as a washer
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and dryer, a screened porch, and, in many of the units, a
fireplace and vaulted ceilings. Building exteriors are stucco with concrete tiled roofs. There are 402 parking spaces in the complex. Residents have use of an on-site clubhouse, which includes an exercise facility and swimming pool. The complex is currently 93% occupied, with monthly rents averaging $778 per unit. Rents are comparable with competitive communities and are not subject to rent regulation. The Account will be responsible for the expenses of operating the property.

      The complex is located in the 1,800 acre master planned development of MetroWest which contains an 18 hole golf course. Its proximity to several major highways gives residents easy access to Orlando's major employment centers. Orlando has experienced strong population and employment growth during the last decade. While tourism and entertainment account for 40% of local jobs, the region's economy is diversifying by attracting "high-tech" industries and is growing in importance as a warehouse and distribution location.

NEIGHBORHOOD SHOPPING CENTERS

Plantation Grove Shopping Center -- Ocoee, Florida

      On December 28, 1995, the Real Estate Account purchased the fee interest in Plantation Grove Shopping Center, a 73,655 square foot neighborhood shopping center located near Orlando, Florida, for a purchase price of approximately $7.3 million. The property is not subject to a mortgage.

      The center, built in 1995, is located on approximately 14 acres of land with space for 401 cars. It is currently 88% occupied and is anchored by a 47,955 square foot Publix supermarket, a regional supermarket chain. Rents, including a rent guarantee from the seller for the 12% of vacant space, average $10.00 per square foot. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants. Over the next five years, leases on 16% of the center's space expire; those leases together represent total annual rent payments of $162,900 in the year of their expiration. The Publix lease expires in the year 2015.

      The Orlando, Florida area is discussed in the description of The Greens at MetroWest Apartments set forth immediately above.

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WAREHOUSES

      On November 22, 1995, the Real Estate Account purchased the fee interest in a warehouse property located near Minneapolis, Minnesota for a purchase price of approximately $4.1 million. Rents on the property, including a rent guarantee from the seller for the 20% of vacant space, average $3.80 per square foot. On December 22, 1995, the Account purchased leasehold interests (i.e., interests in the leases on the underlying land and ownership of the buildings and other improvements on the land) in two warehouse properties located in El Paso, Texas for an aggregate purchase price of approximately $4.4 million dollars. Rents on the properties average $2.71 per square foot, after payment of the ground rent. Although the terms vary under each lease, most of the expenses for operating each of the properties are either borne or reimbursed by the tenants. None of the properties are subject to a mortgage.

      Set forth below are further details relating to each facility:

                                                                     Lease
                       Building     Year      Current     Major      Expira-
Property               Size         Built     Occupancy   Tenants    tion Date
                       (sq. ft.)

Fridley,
Minnesota
 Industrial Blvd.      100,584      1995      80%        Packaging   2005
                                                         Materials,
                                                         Inc.

El Paso, Texas
 Butterfield warehouse  80,000      1980      100%       Rockwell    2000
 Zane Gray warehouse   103,600      1981      100%       D.J. Inc.   2003


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                                SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             TIAA REAL ESTATE ACCOUNT

                             By:  TEACHERS INSURANCE AND ANNUITY
                                  ASSOCIATION OF AMERICA

Date: January 3, 1996        By:  /s/ Peter C. Clapman
                                  ________________________________
                                  Peter C. Clapman, Senior Vice
                                  President and Chief Counsel,
                                  Investments
                                  (Authorized Signatory)